Exhibit 99.1
For additional information contact:                                                                     Andrew Moreau 501-905-7962
                    Vice President – Corporate Communications
                    andrew.moreau@alltel.com

                    Tim Hicks 501-905-8991
                    Director – Investor Relations
                    alltel.investor.relations@alltel.com

Release Date:                                                                                                   Nov. 13, 2007

Alltel announces pricing of tender offers for Alltel Communications, Inc.'s and Alltel Ohio Limited Partnership's outstanding debt securities

LITTLE ROCK, Ark.—Alltel Corporation (“Alltel”) today announced the pricing terms of the previously announced cash tender offers and consent solicitations by its wholly-owned subsidiaries, Alltel Communications, Inc. (“ACI”) and Alltel Ohio Limited Partnership (“Alltel Ohio” and, together with ACI, the “Issuers”), for their outstanding debt securities, which are listed in the table below (the “Securities”).
Issuer	Title of Security & CUSIP No.	Reference Security Yield	Fixed Spread*	Tender Offer Yield	Consent Payment**	Total Consideration**	Tender Offer Consideration**
ACI	6.65% Senior Notes due 2008 (CUSIP No. 885571AE9)	3.700%	25	3.950%	$30.00	$1,004.25	$974.25
ACI	7.60% Senior Notes due 2009 (CUSIP No. 885571AD1)	3.582%	20	3.782%	$30.00	$1,050.62	$1,020.62
Alltel Ohio	8.00% Notes due 2010 (CUSIP No. 02003XAA8)	3.529%	50	4.029%	$30.00	$1,102.20	$1,072.20
*Basis points.
**Per $1,000 principal amount of Securities.

Holders who tendered Securities by the consent payment deadline (5:00 p.m., New York City time, on October 26, 2007) will be eligible to receive the total consideration (as set forth above), and holders who tender Securities after such date and prior to the expiration date (8:00 a.m., New York City time, on November 16, 2007, unless extended or earlier terminated) will be eligible to receive the tender offer consideration (as set forth above).  In addition, holders of Securities accepted for purchase will be paid accrued interest to but not including the settlement date, which is expected to be November 16, 2007.

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The tender offers and the related consent solicitations relating to the Securities are made upon the terms and conditions set forth in the Issuers’ Offer to Purchase and Consent Solicitation Statement dated October 15, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent.  The tender offers and consent solicitations are subject to the satisfaction or waiver of certain conditions, including closing of the proposed merger between Alltel and an affiliate of private investment funds TPG Partners V, L.P. and GS Capital Partners VI, Fund, L.P.  Further details about the terms and conditions of the tender offers and consent solicitations are set forth in the Offer to Purchase and the related Letter of Transmittal and Consent.

Citi and Goldman, Sachs & Co. are acting as dealer managers for the tender offers and as solicitation agents for the consent solicitations.  For additional information regarding the terms of the tender offers and consent solicitations, please contact: Citi at (800) 558-3745 (toll-free) or Goldman, Sachs & Co at (877) 686-5059 (toll free).  Requests for documents may be directed to Global Bondholder Services, which is acting as the depositary and information agent for the tender offers and consent solicitations, at (866) 540-1500 (toll-free).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offers and consent solicitations are being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offers and consent solicitations.

Alltel is owner and operator of the nation’s largest wireless network and has more than 12 million wireless customers.

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